Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

SORL Auto Parts, Inc.
No. 1169 Yumeng Road
Ruian Economic Development Zone
Ruian City, Zhejiang Province
People’s Republic of China

We consent to the use in the Registration Statement on Form S-1 of our report dated March 9, 2006 except for Note 20, as to which the date is August 10, 2006, relating to the audit of the consolidated financial statements and schedules of SORL Auto Parts, Inc. which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ ROTENBERG AND CO., LLP

Rochester, New York

October 18, 2006